Press Release
FOR IMMEDIATE RELEASE

Contact: Howard H. Nolan
Senior Executive Vice President
Chief Financial Officer
        (631) 537-1001, ext. 7255

                                                         BRIDGE BANCORP, INC.
    REPORTS FOURTH QUARTER AND YEAR END 2009 RESULTS
               Growth in Loans, Deposits and Capital

(Bridgehampton, NY – January 27, 2010) Bridge Bancorp, Inc. (NASDAQ®: BDGE), the parent company of The Bridgehampton National Bank, today announced fourth quarter and year end results for 2009. Highlights for the quarter and the year include:

•	Net income of $2.2 million or $0.36 per share for the quarter and $8.8 million or $1.43 per share for the year, unchanged from prior year levels.

•	Returns on average equity and assets for 2009 of 15.58% and 1.06%, respectively.

•	Net interest income increased $5.4 million for the year with a net interest margin of 4.69%.

•	Total assets of $897 million at year end with average assets 17% higher during 2009.

•	Average loan growth of 10% with loans totaling $448 million at year end.

•	Deposits increased 20% and total $794 million at year end.

•	Enhanced capital with the private placement of $16 million in Convertible Trust Preferred Securities.

•	Named for the second straight year as an “All Star” bank by Sandler O’Neill & Partners.

•	Launched a Dividend Reinvestment Plan and declared quarterly dividend of $.23 per share.

“During 2009, we built on the momentum of the past several years and continued strengthening the Company. Our core community banking franchise grew through the addition of new customers and the expansion of existing relationships. We fortified the balance sheet by adding capital and increasing reserves. Our infrastructure was strengthened by adding support staff, improving risk management and enhancing our technology platform. We believe these actions will prove beneficial, but remain concerned and will proceed cautiously assessing the economy and its impacts on the Company,” commented Kevin M. O’Connor, President and Chief Executive Officer of Bridge Bancorp, Inc.

“The ability to augment capital through the successful private placement of $16 million of Cumulative Convertible Trust Preferred Securities (the “TPS”), was a significant milestone, and the community based offering signifies our strong relationship with shareholders, customers and the community,” continued Mr. O’Connor.

Net Earnings and Returns
Net income for the fourth quarter was $2.2 million or $0.36 per diluted share and for the year was $8.8 million or $1.43 per diluted share, both levels consistent with prior year results. The quarter and the year results reflect growth in both net interest and non-interest income. However, net income was impacted by higher provisions for loan losses, costs associated with expansion and infrastructure enhancements and substantially higher FDIC insurance premiums.

Higher earning assets combined with a strong net interest margin resulted in growth in net interest income for the year and quarter. Average earning assets in 2009 increased 18% or $120.5 million, while the net interest margin of 4.69% was in line with the prior year margin of 4.70%. During the 2009 fourth quarter, although average earning assets grew 10%, the margin declined from 4.64% in 2008 to 4.37%. This decline reflects the impact of the TPS, continued low market rates and strong deposit inflows. With deposit growth exceeding loan demand a higher percentage of assets are now invested in lower yielding short term investments, another impact of the weaker economy.

Deposit related fees and title fee income were lower for the year but higher in the fourth quarter. The provision for loan losses was $4.2 million for the year and $1.0 million for the fourth quarter, representing higher levels in both periods compared to 2008.

Increases in operating expense during 2009 included a $1.3 million or 500% increase in FDIC insurance premiums, higher compensation costs and other expense increases related to the expansion of branches and costs associated with infrastructure improvements.

Balance Sheet and Asset Quality
Total assets were $897.3 million at December 31, 2009, 7% higher than last year while growth in total average assets was more significant, increasing $121.9 million or 17%. Average investment securities were higher by $75.6 million or 30% while average loans grew by 10%. The lower level of loan growth is a result of many factors, most related to the economy. Loan demand remains muted as customers, cognizant of current conditions have been reluctant to incur debt or expand their businesses. They have also been impacted by high levels of unemployment and lower real estate values.

“We remain conservative in our underwriting, and we originate loans principally within the footprint of our expanding branch network.  Over time this should provide us with opportunities to build our loan portfolio as part of a full service banking relationship,” commented Mr. O’Connor.

Non-performing assets remain virtually unchanged from the prior quarter at $5.9 million. The non performing assets, substantially all collateralized by real estate, represent only 1.3% of total loans, a level substantially below our peer group. Additionally $4.9 million of the non performing assets represent two formally modified/restructured relationships, where the borrowers are complying with the modified terms and currently making payments. Overall credit quality of the loan portfolio remains sound as other measures of delinquencies, while higher than in prior years, remain manageable. The loan loss provisions recorded this quarter and over the past year increased the allowance for loan losses to $6.0 million from $4.0 million at December 31, 2008, boosting the overall allowance to 1.35% of the outstanding loan portfolio at December 31, 2009 from the prior year level of .92%.

“Localized lending and conservative underwriting standards have, to a degree, minimized the recession’s impact on the portfolio. Our familiarity and local market knowledge, coupled with the development of prudent solutions to address customers’ financial issues, have been critical elements of our strategy for minimizing potential losses,” commented Mr. O’Connor.

Total deposits have increased by $134.5 million or 20% to $793.5 million at year end. Demand deposits remain a key source of funding, and continue to represent over 25% of deposits. Deposit growth occurred in all markets and during 2009 core deposits, identified as retail and commercial deposits, increased 21% or $111.1 million to $632.0 million.

“Deposit generation is a key driver of long term profitability for a bank, creating a substantial portion of its franchise value. Relationship banking and our community focus allows us to increase market share in mature markets while providing differentiation and growth opportunities in our newer markets,” remarked Mr. O’Connor.

The $16 million in TPS is reflected on the balance sheet as Junior Subordinated Debentures. The proceeds from this offering, coupled with higher levels of core deposits and reduced seasonal deposit flows, decreased the need for short term funding, and borrowings declined over $100 million from the prior year end.

Stockholders’ equity continues to grow fueled by earnings and net increases in the value of the securities portfolio. The Company remains “well-capitalized” and its related capital ratios for the Bank and holding company are substantially above regulatory minimums. “The additional capital, raised in connection with the TPS, positions our Company well for continued growth and expansion,”commented Mr. O’Connor.

Opportunities and Challenges
"As we assess our 2009 performance, we recognize the benefits of conservative risk management and adherence to the basic banking principles, which have served this Company well over our long history. As we look forward to celebrating our 100th anniversary in February 2010, we continue to employ prudent underwriting standards, assessing a borrower's character, ability to repay and, where applicable, collateral values when making credit decisions.

As 2010 begins there is still significant economic uncertainty.  Unemployment remains high, confidence is low and consumers and businesses face a myriad of challenges from higher taxes to increased regulations.  While there have been some recent positive signs and real estate activity has increased, we remain cautious about the timeline for a true economic recovery. We have built a solid foundation for growth and are positioned to adapt to anticipated changes in our industry resulting from new regulations and legislative initiatives.  Many challenges lie ahead, however we remain committed to the core principles that serve as the Company's foundation for providing long term shareholder value,” concluded Mr. O'Connor.

About Bridge Bancorp, Inc.
Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank.  Established in 1910, the Bank, with assets of approximately $900 million, and a primary market area of the North and South Forks of Eastern Long Island, extending westward into Brookhaven Town, operates 16 retail branch locations. In 2010, the Bank plans to open two new branches: Center Moriches and Deer Park, New York. Through this branch network and its electronic delivery channels, it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract. Bridge Investment Services offers financial planning and investment consultation.

The Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

The Annual Meeting of Bridge Bancorp, Inc. shareholders will be held on Friday, May 7, 2010 at 11:00 a.m., in the Community Room, The Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, NY.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects, “ “believes,”  “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic  conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan in investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines, changes in real estate values and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission.   The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Condition (unaudited)
(In thousands)

	December 31,	December 31,
	2009	2008
ASSETS
Cash and Cash Equivalents	$ 34,147	$ 28,885
Investment in Debt and Equity Securities, net:
Securities Available for Sale, at Fair Value	307,317	314,495
Securities Held to Maturity	77,424	43,444

Loans	448,038	429,683
Less: Allowance for Loan Losses	(6,045)	(3,953)
Loans, net	441,993	425,730
Premises and Equipment, net	21,306	18,377
Accrued Interest Receivable and Other Assets	15,070	8,128
Total Assets	$ 897,257	$ 839,059

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand Deposits	$ 212,137	$ 181,213
Savings, NOW and Money Market Deposits	440,447	344,860
Certificates of Deposit of $100,000 or more	73,401	78,165
Other Time Deposits	67,553	54,847
Total Deposits	793,538	659,085
Federal Funds Purchased and Repurchase Agreements	15,000	85,900
Federal Home Loan Bank Advances	-	30,000
Junior Subordinated Debentures	16,002	-
Other Liabilities and Accrued Expenses	10,862	7,935
Total Liabilities	835,402	782,920
Total Stockholders' Equity	61,855	56,139
Total Liabilities and Stockholders' Equity	$ 897,257	$ 839,059

Selected Financial Data: Capital Ratios

Total Capital (to risk weighted assets)	14.5%	11.1%
Tier 1 Capital (to risk weighted assets)	13.4%	10.3%
Tier 1 Capital (to average assets)	8.6%	6.9%

BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)
	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008

Interest Income	$ 10,754	$ 10,793	$ 43,368	$ 39,620
Interest Expense	2,024	2,429	7,815	9,489
Net Interest Income	8,730	8,364	35,553	30,131
Provision for Loan Losses	950	925	4,150	2,000
Net Interest Income after Provision for Loan Losses	7,780	7,439	31,403	28,131
Other Non Interest Income	1,188	1,157	4,742	4,944
Title Fee Income	317	175	903	1,120
Net Securities Gains	-	-	529	-
Total Non Interest Income	1,505	1,332	6,174	6,064
Salaries and Benefits	3,370	3,306	14,084	12,710
FDIC Assessments	309	95	1,574	267
Other Non Interest Expense	2,483	2,083	9,107	8,180
Total Non Interest Expense	6,162	5,484	24,765	21,157
Income Before Income Taxes	3,123	3,287	12,812	13,038
Provision for Income Taxes	912	1,098	4,049	4,288
Net Income	$ 2,211	$ 2,189	$ 8,763	$ 8,750
Basic Earnings Per Share	$ 0.36	$ 0.36	$ 1.44	$ 1.44
Diluted Earnings Per Share	$ 0.36	$ 0.36	$ 1.43	$ 1.43

BRIDGE BANCORP, INC. AND SUBSIDIARY
Selected Financial Data

Return on Average Total Assets	1.02%	1.11%	1.06%	1.24%
Effect of FDIC Special Assessment	-	-	0.03%	-
Return on Average Total Assets excl. FDIC Special Assessment	1.02%	1.11%	1.09%	1.24%
Return on Average Stockholders' Equity	15.42%	15.99%	15.58%	16.29%
Effect of FDIC Special Assessment	-	-	0.46%	-
Return on Average Stockholders' Equity excl. FDIC Special Assessment	15.42%	15.99%	16.04%	16.29%
Net Interest Margin	4.37%	4.64%	4.69%	4.70%
Efficiency Ratio	58.47%	54.89%	58.44%	56.85%